EXHIBIT 10(j)

                                                As Revised to February 17, 1995
                                                -------------------------------


                    INTERNATIONAL FLAVORS & FRAGRANCES INC.

                    DIRECTOR CHARITABLE CONTRIBUTION PROGRAM




I.  PROGRAM OVERVIEW
    ----------------

     A. After the death of each participating Director*, it is the intention of International Flavors & Fragrances Inc. (the "Corporation") to contribute $500,000 to an eligible charitable or educational institution recommended by the Director and an additional $500,000 to the IFF Foundation (the "Foundation"), to be used for charitable contributions selected by the Foundation. The contribution recommended by the Director will be made by the Corporation in his or her name.

     B. To finance the anticipated contributions in the Director's name and by the Foundation, the Corporation will apply for life insurance covering each Director. With respect to each Director serving on the effective date of the Program, the Corporation will apply for the insurance promptly. The Corporation will apply for the insurance with respect to each person becoming a Director after the effective date of the Program promptly after his or her election. The policy covering any Director will be a specifically designed joint life policy under which two Directors will be insured. The Corporation will be the owner of and the beneficiary under the policy.

     C. The Program will benefit the Director, the charitable organization and the Corporation.

--------
* All future references to Director will mean participating Director, except where the context otherwise requires.

        1. By enabling the Director to recommend that a significant contribution be made in his or her name to an eligible charity or educational institution, the Program will assist the Director in accomplishing his or her charitable or educational contribution goals, with no commitment of personal resources.

        2. The charitable organization will receive from an extremely reliable source a substantial endowment that otherwise might not have been available to it.

        3. The Program will provide additional funds to enable the Corporation and the Foundation to make meaningful contributions to charitable and educational organizations, thereby enhancing the Corporation's public image, while at the same time creating an additional innovative method for attracting and retaining quality Directors.

II.  PARTICIPATION IN THE PROGRAM
     ----------------------------

     A. With respect to Directors serving on the effective date of the Program:

        1. Each non-employee Director will be fully vested in the Program on such date.

        2. Each employee director will be deemed fully vested in the Program at age 62, provided that he is serving as a Director at such date.

     B. With respect to persons becoming Directors after the effective date of the Program:

        1. A non-employee Director will vest in the Program over a sixty-month period of service according to the following schedule:

          MONTHS OF SERVICE                  DONATION TO DIRECTOR'S
            AS A DIRECTOR                      RECOMMENDED CHARITY
            -------------                      -------------------
            Less than 24                                $0
                24-35                                $200,000
                36-47                                $300,000
                48-59                                $400,000
             60 or more                              $500,000

        2. Provided that an employee Director is serving as a Director at age 62, he or she will vest in the Program on that date in accordance with the schedule in B.1 above, which will include service as a Director both before and after that date.

     C. Notwithstanding A. and B. above, in the event a Director is determined, in the sole discretion of the Corporation, not to be insurable, he or she will be ineligible to, and will not, participate in the Program.

III.  OPERATION OF THE PROGRAM
      ------------------------

     A. Prior to the effective date of the Program (or, for a new Director, at the time he or she is first elected as a Director), the Director and the Corporation will enter into a Memorandum of Understanding which, among other things, (1) will state the Corporation's intention to make a corporate contribution in the Director's name following the Director's death, and (2) will acknowledge the Director's participation in the Program.

     B. Directors will be paired as the Corporation may elect and each pair of Directors will apply for a joint life insurance policy with the Corporation as owner and beneficiary. Directors will be asked to complete necessary enrollment forms and policy applications. The Secretary of the Corporation will be available to assist any Director in completing the paperwork.

     C. At the time a Director first becomes vested in the Program, the Corporation will request the Director to complete a contribution form to recommend one or more eligible charitable or educational institutions of his or her choice to receive the amount of the eventual donation as to which the Director is then vested and, if a Director selects more than one donee, the amount to be given to each. No contribution may be for less than $100,000. Each person becoming a Director after the effective date of the Program will be requested to complete additional contribution forms as the amount of the eventual donation in which he or she is vested increases.

     D. Although the Corporation will give deference to Director recommendations, the Corporation, in its sole discretion, reserves the right to accept or reject any recommendation. An accepted recommendation will be effective upon return to the Director of a copy of the contribution form.

     E. A Director may revoke or revise a contribution recommendation at any time by completing a new contribution form. The revocation or revision will be effective when accepted by the Corporation by returning a copy of the contribution form to the Director.

     F. Any proceeds of insurance as to which a Director has not made a recommendation which has been accepted by the Corporation will be paid to the Foundation.

     G. The Corporation will pay all premiums on the life insurance policy and all expenses of the Program.

     H. After the death of a Director, the Corporation will make the contribution to the recommended institution(s) in the Director's name.

     I. After the death of the second Director insured under a policy, the Corporation will receive the proceeds as beneficiary of the full policy covering both Directors.

IV.  IMPLEMENTATION OF THE PROGRAM
     -----------------------------

     A. The Program will become effective March 1, 1995.

     B. A Director's rights and interests under the Program may not be assigned or transferred.

     C. The Program may be amended, suspended or terminated at any time by the Board of Directors. Nothing contained in the Program will create a trust, actual or constructive, for the benefit of a Director or any organization recommended by a Director to receive a donation, or will give any Director or recommended organization any interest in any assets of the Program or the Corporation.

     D. The Office of the Secretary of the Corporation will administer the Program. A Director may seek assistance from or direct any questions about the Program to the Secretary of the Corporation.

                    INTERNATIONAL FLAVORS & FRAGRANCES INC.

                    DIRECTOR CHARITABLE CONTRIBUTION PROGRAM

                             QUESTIONS AND ANSWERS


1. Will participating Directors need to qualify for life insurance?

Yes. The requirements are minimal, however. Each Director will be asked to sign a life insurance application, answer six health-related questions and a smoking question, and provide details for certain avocations (e.g., scuba diving and aviation). In addition, each Director will be asked to authorize Metropolitan Life Insurance Company to obtain a report from his or her attending physician(s).

2. Will a medical examination be required?

Generally, only the information and authorization outlined in the response to question 1 will be required. In certain instances, however--for example, where the Director has not had a medical examination within 6-12 months prior to completing the application--an examination may be required.

3. What will happen if a Director is determined to be a higher than standard life insurance risk, is a smoker, or is even uninsurable?

Joint life policies insuring two Directors permit more flexibility than traditional single life policies. As a result, although the Corporation's premium outlays may be higher for "rated" Directors and for smokers, it is expected that a wide range of risks can be accommodated. Nevertheless, in the unlikely event that a Director were determined to be uninsurable, he or she would be ineligible to participate in the Program.

4. Why does the Program utilize joint life insurance policies?

Joint life policies have lower premiums than single life policies. Directors will be paired under these policies on the most cost efficient basis for the Corporation.

5. Will a Director incur any direct or indirect costs or suffer any tax consequences as a result of the Program?

Under the Program, the Corporation will make a charitable contribution with its own funds in the Director's name after the Director's death. All costs of the Program--insurance policy premiums--will be paid by the Corporation and the Corporation will be both the owner and the beneficiary of the policies. As a result, there is no cost to a Director and, under current tax laws and regulations, the Program should have no income or estate tax consequences to the Director at any time.

6. The Program description states that the Corporation intends to make a charitable contribution after the death of each Director, yet the life insurance proceeds will not be payable until the death of the second insured under each policy. What is the relationship between the life insurance and the actual contributions?

As described in response to question 7, below, the insurance policies serve as mechanisms to help finance the Program. In all cases, however, the charitable contributions are made directly from the Corporation's general assets. The contribution payments are not directly tied to the Corporation's receipt, as beneficiary, of the death benefits under the insurance policies.

 7. What is the role of the life insurance in the Program?

   The life insurance enables the Corporation to finance efficiently its anticipated future charitable contributions in the Director's name and by the Foundation. The Director has neither an interest in nor any right to the benefits from the life insurance on his or her life. Assuming that current Federal tax laws relating to charitable contributions do not change, and if certain other assumptions (e.g., mortality projections) are met, the Corporation can reasonably expect to be reimbursed for all of its outlays for life insurance premiums and the after-tax cost of its anticipated charitable contributions pursuant to the Program.

8. What charities and educational institutions are eligible for a Director's recommendation to receive a charitable contribution under the Program?

The recommended recipient of a contribution under the Program must be an established United States charitable or educational institution that meets the definition of an Exempt Organization in Section 501(c)(3) of the Internal Revenue Code and the regulations under it. Although the Corporation will give deference to Director recommendations, the Corporation, in its sole discretion, reserves the right at any time to accept or reject any recommendation.

9. May a Director recommend more than one recipient for portions of the intended charitable contribution?

Yes, but the minimum amount that a Director may recommend be contributed to any one charitable institution is $100,000. As a result, the number of recommended recipients for the total contribution cannot exceed five.

10. Will the Corporation notify intended recipients recommended by a Director for charitable contributions?

No, unless the Director specifically requests otherwise in writing to the Corporation. Any intended recipient notified by the Corporation at the request of a Director will also be informed of any revocation or revision of the Director's recommendation and of any other event that will change the expected donation, such as the death or disability of a Director prior to full vesting.

11. Whom can a Director call for assistance or with questions about the Program?

The Program will be administered by the Office of the Secretary of the Corporation. A Director may call the Vice President and Secretary of the Corporation for assistance or with questions about any aspect of the Program, including the eligibility of a recommended recipient of a contribution.